CONSULTING AGREEMENT


1. Parties.

1.2. This Consulting Agreement (this "Agreement") is made and entered into effective as of November 14, 2002, by and between BioCurex (ticker:BOCX), (the "Company"), whose address is: Suite 201, 30211 Avenida de las Banderas, Rancho Santa Margarita, CA 92688, U.S.A, and, Dr, Gabriela Gualco (the "Consultant"), whose address is Av. Centenario 2766 - 701 Montevideo Uruguay, CP 11600.

2.    Recitals.

2.1. This  Agreement  is  made  with  reference  to  the  following   facts  and
     circumstances.

     (a) The Company wishes to engage the services of the Consultant to advise and consult with the Company on certain scientific matters as set forth in this Agreement.

     (b) The Consultant is willing to accept such engagement, on the terms set forth in this Agreement.

2.2. In consideration of the premises, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Consultant agree as follows.


3.    Engagement.

3.1. The Company hereby engages the services of the Consultant, as an independent contractor for a term of nine and one half months, beginning on November 15, 2002, and, ending on December, 31, 2003 (the "Term"), and the Consultant hereby accepts such engagement, for the purposes set forth in section 3.2. below.

3.2. The scope of the services to be rendered by the Consultant to the Company are and are limited to the following:

     (a) The Consultant shall advise and consult with the Company's board of directors and executive officers regarding the Company's scientific program including the development of the Histo-RECAF diagnostic kits;


     (b) Subject to executive, and board approval, the Consultant shall seek to recommend new scientific board members, to assist with the execution of the companies business plan;

     (c) The Consultant shall devote such time to this engagement as is reasonably necessary, but the Consultant need not devote his full time or attention to the engagement. The Company recognizes that the Consultant has numerous engagements, and that this engagement is not exclusive.

4.    The Consultant's Fees and Expenses.

4.1. The Company shall pay the Consultant, any and all expenses incurred by, and, at the discretion of the Consultant, on behalf of the Company, in accordance with section 3.2 of this agreement. As a fee for his services under this Agreement (the "Consulting Fee") an advisory fee ("Advisory Fee") equal to 500,000 shares issued under rule S-8, as set out in appendix "A" (attached). The Company shall comply with all securities laws in connection with the issuance of such shares and make all required regulatory filings.

5.    Miscellaneous

5.1. Relationship. The relationship between the Company and the Consultant created by this Agreement is that of independent contractors. The Consultant is not, by virtue of this Agreement, and shall not for any purpose be deemed to be hereunder, an officer, employee, agent or affiliate of the Company. The services to be rendered by the Consultant pursuant to this Agreement do not include the services or activities of an "investment adviser", as that term is defined by U.S./ Canadian, federal, state, or, provincial laws and, in performing services under this Agreement, the Consultant shall not be deemed to be an "investment adviser" under such laws.

5.2. Indemnity. The Company hereby agrees to defend, indemnify, and hold the Consultant harmless from and against any and all claims, damages, judgements, penalties, costs, and expenses (including attorney fees and court costs now or hereafter arising from the enforcement of this clause) arising directly or indirectly from the activities of the Consultant under this Agreement, or from the Activities of the Company or any of its shareholders, officers, directors, employees, agents or affiliates, whether such claims are asserted by any governmental agency or any other person. This indemnity shall survive termination of this Agreement.

5.3. Governing Law. This Agreement and the Note shall be governed by, and construed in accordance with, the laws of the province of British Columbia. The Supreme Court of British Columbia shall have exclusive jurisdiction for any action arising out of, or, related to this Agreement.


     IN WITNESS WHEREOF, the parties have executed this Agreement, effective as of the date first above written

      The Company:                              The Consultant

      BioCurex  Inc.,

      By /s/ Dr. Ricardo Moro                  By /s/ Dr. Gonzalo Ardao
         ---------------------                    -----------------------

      Name: Dr. Ricardo Moro                    Name: Dr.  Gonzalo Ardao

      Title:President                           Title:Consultant

      Date signed: Nov 3, 2002                  Date signed: Nov.17, 2002